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                                                                    EXHIBIT 11.1

                           POWER INTEGRATIONS, INC.
                STATEMENTS OF COMPUTATION OF PRO FORMA COMMON
                            SHARES AND EQUIVALENTS

                   (in thousands, except for share amounts)

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
                                                                                  Six Months Ended
                                                                                      June 30,
                                                          Year Ended          -----------------------
                                                      December 31, 1996          1996          1997
                                                      -----------------      ----------     ---------
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PRIMARY

Net income (loss)                                        $      (1,341)       $    (499)     $    884
                                                        ==============        =========      ========

Weighted average common shares outstanding                         853              839           874
Weighted average common equivalent shares:
  Weighted average preferred stock outstanding                   7,395            7,342         7,447
  Weighted average warrants outstanding                             --               --           474
  Common stock option grants                                        --               --           273
Adjustments to reflect requirements of the
 Securities and Exchange Commission's Staff
 Accounting Bulletin No. 83:
  Common stock issuances                                         1,016            1,016         1,016
  Common stock option grants                                       316              316           316

Pro forma total weighted average common shares
 and equivalents                                                 9,580            9,513        10,400
                                                        ==============        =========      ========
Pro forma net income (loss) per share                    $       (0.14)       $   (0.05)     $   0.09
                                                        ==============        =========      ========
FULLY DILUTED

Net income (loss)                                        $      (1,341)       $    (499)          884
                                                        ==============        =========      ========

Weighted average common shares outstanding                         853              839           874
Weighted average common equivalent shares:
  Weighted average preferred stock outstanding                   7,395            7,342         7,447
  Weighted average warrants outstanding                             --               --           474
  Common stock option grants                                        --               --           273
Adjustments to reflect requirements of the
 Securities and Exchange Commission's Staff
 Accounting Bulletin No. 83:
  Common stock issuances                                         1,016            1,016         1,016
  Common stock option grants                                       316              316           316

Pro forma total weighted average common shares
 and equivalents                                                 9,580            9,513        10,400

Pro forma net income (loss) per share                    $       (0.14)       $   (0.05)     $   0.09
                                                        ==============        =========      ========

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